Exhibit 99.1

Tecnoglass Reports Strong Third Quarter 2023 Results and Projects Double-Digit Top Line Growth in 2024

- Revenue Growth of 4.4% to $210.7 Million, Entirely Organic, Including a Record $87.8 Million in the Single-Family Residential End Market -

- Quarterly Cash Flow from Operations at an All-Time High of $51.3 Million -

- Net Income of $46.1 Million, or $0.97 Per Diluted Share -

- Adjusted Net Income1 of $46.6 Million, or $0.98 Per Diluted Share -

- Gross Margin of 43.0% Included a Non-Cash 660 Basis Point Impact from Unfavorable FX Compared to Prior Year Quarter -

- Adjusted EBITDA1 of $71.3 Million, with 340 Basis Points of SG&A Improvement Blunting the Gross Margin Impact Compared to Prior Year Quarter -

- Continued Strong Backlog Growth, Expanding 20% Year-Over-Year to a Record $836 Million -

- Executed 40% of Repurchase Program Totaling $20 Million of Stock to Date -

- More Than Doubled Addressable Market with Strategic Entrance Into High End Vinyl Segment-

- Completed Strategic Investments to Expand Operational Capacity by 40% to ~$1 Billion of Revenues -

- Relocated Global Headquarters to Miami, FL, Aligning with Over 95% of Revenues Sourced from Key U.S. Markets and Ongoing Market Penetration Strategy -

Miami, FL – November 6, 2023 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today reported financial results for the third quarter ended September 30, 2023.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “Our record third quarter revenues and cash flow reflect strong performance in both our multi-family/commercial and single-family residential businesses as we continue to innovate and gain market share in key geographies. In this dynamic macroeconomic environment, our margins were impacted by a primarily non-cash effect related to the sharp and fast appreciation of the Colombian Peso, which on an average has partially reversed course since quarter end. Our Adjusted EBITDA1 margin remained in excess of 30%, attributable to our strategic facility investments and disciplined cost controls. In addition, the shorter cash cycle in our growing single-family residential business, along with our prudent working capital management, allowed us to generate record cash flow from operations during the quarter. Our strong capital position has given us the ability to build additional value in our Company through our recently completed facility investments and ongoing share repurchase program, in-line with our commitment to create additional shareholder value. As we look to the remainder of the year and into 2024, we remain confident in our ability to leverage our unique vertically integrated business model and execute against our multi-pronged growth strategy.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We had a number of highly beneficial operating and strategic updates during the quarter. Steady demand for our best-in-class, innovative products contributed to record single-family residential revenues, which continues to outperform despite a challenging environment. We experienced positive momentum in our multi-family/commercial business with backlog expanding to another record of $836 million, giving us confidence in the trajectory of this business with a solid project pipeline into 2025. With our recent entrance into vinyl windows, which represents an estimated 60% of the $26 billion architectural window market, we have already made a significant portion of the anticipated capex investments to add an incremental $300 million in annual revenues in the coming years. Our recent global headquarter relocation to Miami, FL directly aligns with over 95% of our revenues sourced from U.S. markets and has been well received by customers, employees, and other stakeholders. All of the success we are achieving in combination with the strategic steps we are taking underscore our commitment to growing our customer relationships and streamlining our operations to generate meaningful value in Tecnoglass.”

Third Quarter 2023 Results

Total revenues for the third quarter of 2023 increased 4.4% to $210.7 million compared to $201.8 million in the prior year quarter, driven by an increase in the Company’s multi-family/commercial business, growth in single-family residential business and market share gains. Single-family residential revenues increased 2% year-over-year, helped by market share gains and the continued positive demographic trends in the Company’s main markets. Multi-family/commercial revenues increased 6% year-over-year, attributable to an increase in projects which were previously put on hold in early planning stages during the pandemic, or moved into designing and permitting stages in the last 18 months given the positive demographic shifts in the Company’s main markets. Changes in foreign currency exchange rates had an adverse impact of $0.5 million on total revenues in the quarter.

Gross profit for the third quarter of 2023 was $90.5 million, representing a 43.0% gross margin, compared to gross profit of $105.3 million, representing a 52.2% gross margin in the prior year quarter. The year-over-year change in gross margin mainly reflected a non-cash 660 basis point unfavorable foreign exchange impact, related to the markup of inventory in the Company´s functional currency, due to the significant and rapid appreciation of the Colombian Peso, which strengthened approximately 20% from the beginning of the second quarter to the end of the third quarter of 2023. The majority of impacted inventory has been worked down and foreign exchange rates, on an average have partially reversed course since the end of the quarter, providing for less accounting variability in results through year end. Excluding the impact of foreign exchange, gross margin for the third quarter of 2023 was much more in line with the second quarter of 2023 and with the expectation for full year 2023 results.

Selling, general and administrative expense (“SG&A”) was $29.5 million for the third quarter of 2023 compared to $35.2 million in the prior year quarter, with the decrease attributable to lower shipping and commission expenses and a non-recurring settlement charge in the third quarter of 2022, partially offset by increased corporate costs to support a larger operation. As a percent of total revenues, SG&A was 14.0% for the third quarter of 2023 compared to 17.4% in the prior year quarter, primarily due to lower SG&A expense and better operating leverage.

Net income was $46.1 million, or $0.97 per diluted share, in the third quarter of 2023 compared to net income of $46.9 million, or $0.98 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction gain of $1.1 million in the third quarter of 2023 and a $0.5 million loss in the third quarter of 2022. These non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $46.6 million, or $0.98 per diluted share, in the third quarter of 2023 compared to adjusted net income of $48.0 million, or $1.01 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $71.3 million, or 33.8% of total revenues, in the third quarter of 2023, compared to $78.5 million, or 38.9% of total revenues, in the prior year quarter. The change was primarily attributable to aforementioned non-cash foreign exchange impact on gross margin, partially offset by improved SG&A leverage. Adjusted EBITDA1 included a $0.4 million contribution from the Company’s joint venture with Saint-Gobain, compared to $0.9 million in the prior year quarter.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the third quarter of 2023 was $51.3 million, primarily driven by a reduction in working capital. Capital expenditures of $24.3 million in the quarter included payments for previously purchased land for future potential capacity expansion, along with a significant portion of previously disclosed investments in facilities and operational infrastructure to enter the vinyl window market. Given the Company´s increase in installed capacity, a meaningful decrease in capital expenditures is expected for 2024.

During the quarter, the Company returned capital to shareholders through $8.9 million in share repurchases and $4.3 million in cash dividends. The Company repurchased an additional $11.2 million of stock after the quarter end and as of November 6, 2023, had approximately $30 million remaining under the current repurchase program.

The Company ended the third quarter of 2023 with total liquidity of approximately $289.0 million, including $119.0 million of cash and cash equivalents and $170.0 million of availability under its revolving credit facilities. Given the Company’s strong cash generation, net debt leverage remained near a record low level of 0.2x net debt to LTM Adjusted EBITDA1, compared to 0.4x in the prior year quarter.

Full Year 2023 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “We see our business performing exceptionally well in a challenging market with share gains driving double-digit organic growth, strong Adjusted EBITDA margins and substantial cash flow year-to-date. With the positive trajectory of our business backed by a strong backlog in multi-family/commercial projects and significant white space for our residential expansion, we are moderating our full year revenue outlook based on updated visibility on the timing of project deliveries through year end. We expect 2023 revenues to grow organically to a range of $835 million to $848 million, representing approximately 17% growth at the midpoint. Combined with the impact of the unfavorable non-cash foreign currency effect on inventories during the third quarter, which is now mostly behind us, and the expectation for a higher mix of installation revenues during the rest of the year, we are modifying our expectations for Adjusted EBITDA1 to be in the range of $300 million to $308 million, representing growth of approximately 14% at the midpoint. The implied Adjusted EBITDA1 margin of approximately 36% at the midpoint assumes a full year gross margin in the range of 47% to 49%, driving strong free cash flow into year end. Our backlog of multi-family/commercial projects has accelerated and our single-family residential expansion strategy continues to gain traction, which gives us confidence that 2024 will be another year of double-digit growth at attractive margins with significant cash flow generation.”

Webcast and Conference Call

Management will host a webcast and conference call on November 6, 2023 at 10:00 a.m. Eastern time (10:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-877-269-7751 (domestic) or 1-201-389-0908 (international). Upon dialing in, please request to join the Tecnoglass Third Quarter 2023 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 13741883.

About Tecnoglass

Tecnoglass Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.6 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$118,973	$103,671
Investments	2,479	2,049
Trade accounts receivable, net	174,148	158,397
Due from related parties	1,493	1,447
Inventories	165,846	124,997
Contract assets – current portion	16,539	12,610
Other current assets	57,668	28,963
Total current assets	$537,146	$432,134
Long-term assets:
Property, plant and equipment, net	$299,120	$202,865
Deferred income taxes	111	558
Contract assets – non-current	9,075	8,875
Long-term trade accounts receivable	-	1,225
Intangible assets	3,249	2,706
Goodwill	23,561	23,561
Long-term investments	61,516	57,839
Other long-term assets	5,278	4,545
Total long-term assets	401,910	302,174
Total assets	$939,056	$734,308
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$3,127	$504
Trade accounts payable and accrued expenses	108,259	90,186
Due to related parties	4,108	5,323
Dividends payable	4,317	3,622
Contract liability – current portion	68,654	49,601
Other current liabilities	50,537	60,566
Total current liabilities	$239,002	$209,802
Long-term liabilities:
Deferred income taxes	$13,876	$5,190
Contract liability – non-current	13	11
Long-term debt	166,699	168,980
Total long-term liabilities	180,588	174,181
Total liabilities	$419,590	$383,983
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	$—	$—
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 47,445,991 and 47,674,773 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	5	5
Legal Reserves	1,458	1,458
Additional paid-in capital	210,408	219,290
Retained earnings	367,925	234,254
Accumulated other comprehensive loss	(62,323)	(106,187)
Shareholders’ equity attributable to controlling interest	517,473	348,820
Shareholders’ equity attributable to non-controlling interest	1,993	1,505
Total shareholders’ equity	519,466	350,325
Total liabilities and shareholders’ equity	$939,056	$734,308

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Operating revenues:
External customers	$210,268	$201,240	$637,362	$503,919
Related parties	475	540	1,300	1,533
Total operating revenues	210,743	201,780	638,662	505,452
Cost of sales	(120,216)	(96,484)	(330,710)	(266,191)
Gross profit	90,527	105,296	307,952	239,261
Operating expenses:
Selling expense	(15,724)	(20,250)	(52,531)	(50,234)
General and administrative expense	(13,791)	(14,914)	(46,228)	(39,442)
Total operating expenses	(29,515)	(35,164)	(98,759)	(89,676)
Operating income	61,012	70,132	209,193	149,585
Non-operating income, net	605	634	3,517	1,137
Equity method income	1,108	1,821	3,676	5,070
Foreign currency transactions (loss) gains	1,142	(450)	931	(856)
Interest expense and deferred cost of financing	(2,325)	(2,249)	(6,919)	(5,432)
Income before taxes	61,542	69,888	210,398	149,504
Income tax provision	(15,447)	(22,966)	(63,366)	(48,216)
Net income	$46,095	$46,922	$147,032	$101,288
Income attributable to non-controlling interest	(232)	(196)	(489)	(515)
Income attributable to parent	$45,863	$46,726	$146,543	$100,773
Comprehensive income:
Net income	$46,095	$46,922	$147,032	$101,288
Foreign currency translation adjustments	8,228	(22,054)	43,277	(32,039)
Change in fair value of derivative contracts	601	4,865	587	9,197
Total comprehensive income	$54,924	$29,733	$190,896	$78,446
Comprehensive loss attributable to non-controlling interest	(232)	(196)	(489)	(515)
Total comprehensive income attributable to parent	$54,692	$29,537	$190,407	$77,931
Basic income per share	$0.97	$0.98	$3.09	$2.12
Diluted income per share	$0.97	0.98	$3.09	$2.12
Basic weighted average common shares outstanding	47,599,339	47,674,773	47,649,037	47,674,773
Diluted weighted average common shares outstanding	47,599,339	47,674,773	47,649,037	47,674,773

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$147,032	$101,288
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	2,537	541
Depreciation and amortization	15,841	15,089
Deferred income taxes	7,565	140
Equity method income	(3,676)	(5,070)
Deferred cost of financing	929	1,059
Other non-cash adjustments	157	(22)
Unrealized currency translation (loss) gains	(23,280)	9,482
Changes in operating assets and liabilities:
Trade accounts receivable	(10,351)	(29,486)
Inventories	(15,271)	(53,911)
Prepaid expenses	(2,028)	(1,126)
Other assets	(25,535)	(1,646)
Trade accounts payable and accrued expenses	8,371	14,637
Taxes payable	(21,670)	23,962
Labor liabilities	2,425	1,629
Other liabilities	245	(1,851)
Contract assets and liabilities	13,066	14,974
Related parties	(1,871)	2,409
CASH PROVIDED BY OPERATING ACTIVITIES	$94,486	$92,098

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments	(303)	(1,285)
Acquisition of property and equipment	(62,194)	(46,817)
CASH USED IN INVESTING ACTIVITIES	$(62,497)	$(48,102)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(12,158)	(9,294)
Stock buyback	(8,882)	-
Proceeds from debt	109	59
Repayments of debt	-	(32,002)
CASH USED IN FINANCING ACTIVITIES	$(20,931)	$(41,237)

Effect of exchange rate changes on cash and cash equivalents	$4,243	$(3,336)

NET INCREASE IN CASH	15,301	(577)
CASH - Beginning of period	103,672	85,011
CASH - End of period	$118,973	$84,434

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$8,543	$4,136
Income Tax	$94,914	$25,377

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under credit or debt	$11,626	$4,555

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Twelve months ended
	September 30,			September 30,
	2023	2022	% Change	2023	2022	% Change
Revenues by Region
United States	200,347	193,504	3.5%	816,311	604,371	35.1%
Colombia	7,218	4,817	49.9%	21,263	18,968	12.1%
Other Countries	3,177	3,459	(8.1%)	12,206	13,933	(12.4%)
Total Revenues by Region	210,743	201,780	4.4%	849,780	637,271	33.3%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Twelve months ended
	September 30,			September 30,
	2023	2022	% Change	2023	2022	% Change

Total Revenues with Foreign Currency Held Neutral	210,206	201,780	4.2%	852,368	637,271	33.8%
Impact of changes in foreign currency	537	-	-	(2,588)	-	-
Total Revenues, As Reported	210,743	201,780	4.4%	849,780	637,271	33.3%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Nine months ended
	Sept 30,		Sept 30,
	2023	2022	2023	2022

Net (loss) income	46,095	46,922	147,032	101,288
Less: Income (loss) attributable to non-controlling interest	(232)	(196)	(489)	(515)
(Loss) Income attributable to parent	45,863	46,726	146,543	100,773
Foreign currency transactions losses (gains)	(1,142)	450	(931)	856
Provision for bad debt	638	(7)	2,537	543
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core ítems)	1,800	545	5,599	4,804
Joint Venture VA (Saint Gobain) adjustments	(234)	771	158	1,743
Tax impact of adjustments at statutory rate	(340)	(528)	(2,356)	(2,384)
Adjusted net (loss) income	46,585	47,957	151,550	106,335

Basic income (loss) per share	0.97	0.98	3.09	2.12
Diluted income (loss) per share	0.97	0.98	3.09	2.12
Diluted Adjusted net income (loss) per share	0.98	1.01	3.18	2.23

Diluted Weighted Average Common Shares Outstanding in thousands	47,599	47,675	47,649	47,675
Basic weighted average common shares outstanding in thousands	47,599	47,675	47,649	47,675
Diluted weighted average common shares outstanding in thousands	47,599	47,675	47,649	47,675

	Three months ended		Nine months ended
	Sept 30,		Sept 30,
	2023	2022	2023	2022

Net (loss) income	46,095	46,922	147,032	101,288
Less: Income (loss) attributable to non-controlling interest	(232)	(196)	(489)	(515)
(Loss) Income attributable to parent	45,863	46,726	146,543	100,773
Interest expense and deferred cost of financing	2,325	2,249	6,919	5,432
Income tax (benefit) provision	15,447	22,966	63,366	48,216
Depreciation & amortization	5,927	4,627	15,841	15,089
Foreign currency transactions losses (gains)	(1,142)	450	(931)	856
Provision for bad debt	638	(7)	2,537	543
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core ítems)	1,800	545	5,599	4,804
Joint Venture VA (Saint Gobain) EBITDA adjustments	436	948	2,264	2,709
Adjusted EBITDA	71,294	78,504	242,138	178,422